UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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YAFARM TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

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YAFARM TECHNOLOGIES, INC.
197 Route 18 South,
Suite 3000, PMB 4157
East Brunswick, NJ 08816

June [__], 2008

To:          The holders of the Common Stock of YaFarm Technologies, Inc.

Re:           Action by Written Consent in Lieu of Meeting of Stockholders

This Information Statement is furnished by the Board of Directors of YaFarm Technologies, Inc., a Delaware corporation (the “Company”), to holders of record of the Company’s common stock, $0.001 par value per share, at the close of business on June 13, 2008.  The purpose of this Information Statement is to inform the Company’s stockholders of a certain action taken by the written consent of the holders of a majority of the Company’s common stock, dated as of June 13, 2008.  This information statement shall be considered the notice required under Section 228(e) of the Delaware General Corporation Law.

The action taken by the Company’s stockholders will become effective shortly before or after the consummation of an acquisition or merger with a future, as yet unidentified, company or companies, and is more fully described in the Information Statement accompanying this Notice.

This is not a notice of a special meeting of stockholders and no stockholder meeting will be held to consider any matter that will be described herein.

By Order of the Board of Directors

/s/ Zhiguang Zhang
Zhiguang Zhang, CEO

June [__], 2008
East Brunswick, NJ

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INFORMATION STATEMENT

INTRODUCTION

This Information Statement is being mailed or otherwise furnished to the holders of common stock, $0.001 par value per share (the “Common Stock”) of YaFarm Technologies, Inc., a Delaware corporation (the “Company”) by the Board of Directors to notify them about a certain action that the holders of a majority of the Company’s outstanding Common Stock have taken by written consent, in lieu of a special meeting of the stockholders.  The action was taken on June 12, 2008.

Copies of this Information Statement are first being sent on or before July 1, 2008 to the holders of record on June 13, 2008 of the outstanding shares of the Company’s Common Stock.

General Information

Stockholders of the Company owning a majority of the Company’s outstanding Common Stock have approved the following action (the “Action”) by written consent dated June 12, 2008, in lieu of a special meeting of the stockholders:

1.	The prospective amendment to the Certificate of Incorporation of the Company to effectuate a 1-for-4 reverse stock split of the issued and outstanding shares of Common Stock.

The Company anticipates that the Action will become effective shortly before or after the consummation of an acquisition or merger with a future, as yet unidentified, company or companies.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

Dissenters’ Right of Appraisal

No dissenters’ or appraisal rights under the Delaware General Corporation Law are afforded to the Company’s stockholders as a result of the approval of the Action.

Vote Required

The vote which was required to approve the above Action was the affirmative vote of the holders of a majority of the Company’s voting stock.  Each holder of Common Stock is entitled to one (1) vote for each share of Common Stock held.

The record date for purposes of determining the number of outstanding shares of voting stock of the Company, and for determining stockholders entitled to vote, was the close of business on June 13, 2008 (the “Record Date”).  As of the Record Date, the Common Stock was the Company’s only issued and outstanding class of voting stock.  As of the Record Date, the Company had outstanding 10,000,000 shares of Common Stock.  Holders of the Common Stock have no preemptive rights.  All outstanding shares are fully paid and nonassessable.  The transfer agent for the Common Stock is Island Stock Transfer, 100 2nd Avenue South, Suite 705S, St. Petersburg, FL  33701, telephone no.: (727) 289-0010.

Vote Obtained - Title 8 Section 228 of the Delaware General Corporation Law

Section 228 of the Delaware General Corporation Law provides that any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

In order to eliminate the costs and management time involved in soliciting and obtaining proxies to approve the Actions and in order to effectuate the Actions as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize, and did in fact obtain, the written consent of the holders of a majority of the voting power of the Company.  The consenting shareholders and their respective approximate ownership percentage of the voting stock of the Company, which total in the aggregate 58.7% of the outstanding voting stock, are as follows:  Columbia China Capital Group, Inc. (53.7%) and Zhiguang Zhang (5.0%).

Pursuant to Section 228(e) of the Delaware General Corporation Law, the Company is required to provide prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting.  This Information Statement is intended to provide such notice.

ACTION
AMENDMENT TO EFFECTUATE REVERSE STOCK SPLIT

General

On June 12, 2008, the Board of Directors of the Company approved, declared it advisable and in the Company’s best interest and directed that there be submitted to the holders of a majority of the Company’s Common Stock for approval, the prospective amendment to the Company’s Articles of Incorporation to effectuate a 1-for-4 reverse stock split of the issued and outstanding shares of Common Stock of the Company (the “Reverse Split Amendment”).  Fractional shares will be rounded up to the next whole share.  On June 13, 2008, the Majority Stockholders approved the Reverse Split Amendment by written consent, in lieu of a special meeting of the stockholders.

Reasons for the Reverse Split Amendment

The Board of Directors of the Company and the Majority Stockholders believe that it is advisable and in the Company’s best interest to effectuate a 1-for-4 reverse stock split of the issued and outstanding shares of Common Stock (the “Reverse Split”) to attract additional capital and to reduce the time involved and provide the Company with flexibility with respect to creating an optimal capital structure to complete an acquisition or merger with a future, as yet unidentified, company or companies.

In approving the Reverse Split, the Board of Directors and the Majority Stockholders also considered certain factors concerning the Common Stock, including:

•	because of their increased volatility:

•	some investors are reluctant to purchase lower priced securities;
•	brokerage firms are generally reluctant to recommend lower priced securities to their clients; and
•	most investment funds are reluctant to invest in lower priced securities; moreover, many funds are not permitted by their investment guidelines to invest in lower priced securities;

•	investors may also be dissuaded from purchasing lower priced securities because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks; and

•	lower priced securities attract less research analyst coverage than higher priced securities.

The Company believes that the Reverse Split may improve the level and stability of the Common Stock trading price, and that a higher share price could help generate additional interest in the Company.

Potential Risks of the Reverse Split

The effect of the Reverse Split on the market price for the Company’s Common Stock cannot be predicted, and the performance history of similar stock splits for companies in like circumstances is varied.  There can be no assurance that the Company’s Common Stock will continue to trade at least in proportion to the reduction in the number of outstanding shares resulting from the Reverse Split or that the market price of the post-split Common Stock can be maintained.  The market price of the Company’s Common Stock will also be based on its financial performance, market conditions, the market perception of its future prospects and the Company’s industry as a whole, as well as other factors, many of which are unrelated to the number of shares outstanding.

Effects of the Reverse Split

General.  A reverse stock split is a reduction in the number of outstanding shares of a class of a corporation’s capital stock, which may be accomplished by the Company, in this case, by reclassifying and converting all outstanding shares of the Company’s common stock into a proportionately fewer number of shares of Common Stock.  For example, upon implementation of the Reverse Split, a stockholder holding 400 shares of our Common Stock before the Reverse Split would hold 100 shares of our Common Stock after the Reverse Split.  Each stockholder’s proportionate ownership of the issued and outstanding shares of the Company’s Common Stock would remain the same, except for minor changes that may result from rounding fractional shares up to the next whole share.  Outstanding shares of new Common Stock resulting from the Reverse Split will remain fully paid and non-assessable.

Fractional Shares.  The Company will not issue fractional shares in connection with the Reverse Split.  Instead, any fractional share that results from the Reverse Split will be rounded up to the next whole share.  The Company is doing this to avoid the expense and inconvenience of issuing and transferring fractional shares of the Company’s Common Stock as a result of the stock split.  The shares issued upon such rounding do not represent separately bargained for consideration.

Accounting Matters.  The Reverse Split will not affect the par value of the Company’s Common Stock.  As a result, on the effective date of the Reverse Split, the stated capital on the Company’s balance sheet attributable to Common Stock would be reduced from its present amount by a fraction that equals one divided by four, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced.  The per share net income or loss and net book value per share will be increased because there will be fewer shares.

Effect on Authorized and Outstanding Shares.  Based on the shareholders as of June 13, 2008, there will be approximately 2,500,000 shares of Common Stock issued and outstanding and held by approximately 51 shareholders of record following the Reverse Split.  As a result of the Reverse Split, the number of shares of Common Stock issued and outstanding will be reduced to the approximate number of shares of Common Stock issued and outstanding immediately prior to the effectiveness of the Reverse Split divided by four.

The number of shares of Common Stock underlying any stock options would be divided by four for each award (with any fractional amount disregarded) and the exercise price per share would be increased by multiplying by four.

There will be no change to the number of authorized shares of our Common Stock or preferred stock as a result of the Reverse Split.

The following table summarizes the principle effects of the Reverse Split on the Company’s (1) authorized Common Stock, (2) issued and outstanding Common Stock, and (3) authorized but unissued Common Stock:

	Pre-Reverse	Post-Reverse*

Common Shares

Authorized	100,000,000	100,000,000
Issued and Outstanding	10,000,000	2,500,000
Authorized but Unissued	90,000,000	97,500,000

*Assumes a Reverse Split of 4 pre-reverse shares for 1 post-reverse share.

With the exception of the number of shares issued and outstanding, the rights and preferences of the shares of Common Stock prior and subsequent to the Reverse Split will remain the same.  It is not anticipated that the Company’s financial condition, the percentage ownership of management, the number of stockholders, or any aspect of the Company’s business would materially change, solely as a result of the Reverse Split.  The Reverse Split will be effectuated simultaneously for all of the Company’s Common Stock.  The Reverse Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company or proportionate voting power, except for minor changes that may result from rounding fractional shares up to the next whole share.

Increase of Shares of Common Stock Available for Future Issuance.  As a result of the Reverse Split, there will be a reduction in the number of shares of Common Stock issued and outstanding and an associated increase in the number of authorized shares that would be unissued and available for future issuance after the Reverse Split.  The increase in available shares could be used for any proper corporate purpose approved by the Board of Directors, including, among other purposes, future financing transactions and acquisitions.  However, the Company does not currently have any plans, proposals, or arrangements, written or otherwise, to issue the additional authorized shares of Common Stock for any purpose, including future financing transactions and acquisitions.

Potential Anti-Takeover Effects of the Reverse Split.  The implementation of the Reverse Split will have the effect of increasing the proportion of unissued authorized shares to issued shares. Under certain circumstances this may have an anti-takeover effect.  These authorized but unissued shares could be used by the Company to oppose a hostile takeover attempt or to delay or prevent a change of control or changes in or removal of the Board of Directors, including a transaction that may be favored by a majority of our shareholders or in which our shareholders might receive a premium for their shares over then-current market prices or benefit in some other manner.  For example, without further stockholder approval, the Board of Directors could issue and sell shares, thereby diluting the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or to propose or complete a tender offer or business combination involving us and potentially strategically placing shares with purchasers who would oppose such a change in the Board of Directors or such a transaction.

In addition, the Delaware General Corporation Law prohibits certain mergers, consolidations, sales of assets or similar transactions between a corporation on the one hand and another company which is, or is an affiliate of, a beneficial holder of 15% or more of that corporation’s voting power (defined as an “Interested Stockholder”) for three years after the acquisition of the voting power, unless the acquisition of the voting power was approved beforehand by the corporation’s board of directors or the transaction is approved by a majority of such corporation’s shareholders (excluding the Interested Stockholder).  These provisions prohibiting Interested Stockholder transactions could also preserve management’s control of the Company.

Although an increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have a potential anti-takeover effect, the proposed Reverse Split Amendment is not in response to any effort of which we are aware to accumulate the shares of our Common Stock or obtain control of the Company.  There are no plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

The Board of Directors does not intend to use the consolidation as a part of or first step in a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended.  Moreover, we are currently not engaged in any negotiations or otherwise have no specific plans to use the additional authorized shares for any acquisition, merger or consolidation.

Effectiveness of the Reverse Split.  The Reverse Split will become effective upon the filing of a Certificate of Amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware (the form of which is attached hereto as Exhibit A).  The filing is expected to occur at least 20 days after this Information Statement is mailed to the shareholders and shortly before or after the consummation of an acquisition or merger with a future, as yet unidentified, company or companies.

Tax Consequences of the Reverse Split.  The following discussion summarizing material federal income tax consequences of the Reverse Split is based on the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date this Information Statement was first mailed to stockholders.  This discussion does not discuss consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers, or insurance companies).  Stockholders should consult their own tax advisors to determine the particular consequences to them.

The receipt of the Common Stock following the effective date of the Reverse Split, solely in exchange for the Common Stock held prior to the Reverse Split, will not generally result in recognition of gain or loss to the stockholders.  The aggregate tax basis of the post-split shares received in the Reverse Split (including any fraction of a new share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre-split shares exchanged therefore, and the holding period of the post-split shares received in the Reverse Split will include the holding period of the pre-split shares surrendered therein.

No gain or loss will be recognized by the Company as a result of the Reverse Split.  The Company’s views regarding the tax consequences of the Reverse Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts would accept the positions expressed above.

THIS SUMMARY IS NOT INTENDED AS TAX ADVICE TO ANY PARTICULAR PERSON.  IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY ASSUMES THAT THE SHARES OF COMMON STOCK ARE HELD AS “CAPITAL ASSETS” AS DEFINED IN THE CODE, AND DOES NOT CONSIDER THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY’S STOCKHOLDERS IN LIGHT OF THEIR INDIVIDUAL INVESTMENT CIRCUMSTANCES OR TO HOLDERS WHO MAY BE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS (SUCH AS DEALERS IN SECURITIES, INSURANCE COMPANIES, FOREIGN INDIVIDUALS AND ENTITIES, FINANCIAL INSTITUTIONS AND TAX EXEMPT ENTITIES). IN ADDITION, THIS SUMMARY DOES NOT ADDRESS ANY CONSEQUENCES OF THE REVERSE SPLIT UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.  THE STATE AND LOCAL TAX CONSEQUENCES OF THE REVERSE SPLIT MAY VARY AS TO EACH STOCKHOLDER DEPENDING ON THE STATE IN WHICH SUCH STOCKHOLDER RESIDES.

AS A RESULT, IT IS THE RESPONSIBILITY OF EACH STOCKHOLDER TO OBTAIN AND RELY ON ADVICE FROM HIS, HER OR ITS TAX ADVISOR AS TO, BUT NOT LIMITED TO, THE FOLLOWING: (A) THE EFFECT ON HIS, HER OR ITS TAX SITUATION OF THE REVERSE SPLIT, INCLUDING, BUT NOT LIMITED TO, THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS; (B) THE EFFECT OF POSSIBLE FUTURE LEGISLATION OR REGULATIONS; AND (C) THE REPORTING OF INFORMATION REQUIRED IN CONNECTION WITH THE REVERSE SPLIT ON HIS, HER OR ITS OWN TAX RETURNS. IT WILL BE THE RESPONSIBILITY OF EACH STOCKHOLDER TO PREPARE AND FILE ALL APPROPRIATE FEDERAL, STATE, LOCAL, AND, IF APPLICABLE, FOREIGN TAX RETURNS.

Share Certificates

Following the Reverse Split, the share certificates you now hold will continue to be valid and will evidence your ownership in post-split shares of Common Stock.  Going forward, following the effective date of the Reverse Split, new shares of common stock issued will reflect the Reverse Split, but this in no way will affect the validity of your current share certificates.  However, after the effective date of the Reverse Split, those stockholders who wish to obtain new certificates should contact the transfer agent at:

Island Stock Transfer
100 2nd Avenue South
Suite 705S
St. Petersburg, FL  33701
Phone: (727) 289-0010

Many stockholders hold some or all of their shares electronically in book-entry form either through a representative broker-dealer or through the direct registration system for securities.  If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-split shares.

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the Record Date, certain information with respect to the Company’s equity securities owned of record or beneficially by (i) each Officer and Director of the Company; (ii) each person who owns beneficially more than 5% of each class of the Company’s outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Name and Address	Nature of Affiliation	Common Stock Ownership	Percentage of Common Stock Ownership (1)

Hong Zhao (2) 22 Berkshire Way, East Brunswick, NJ 08816	President, Secretary, Chief Financial Officer, and Chairwoman of the Board of Directors	-0-	0%

Zhiguang Zhang (3) 2 Apache Court, East Brunswick, NJ 08816	Chief Executive Officer and Director	500,000	5.0%

Columbia China Capital Group, Inc. P.O. Box 936 East Brunswick, NJ 08816	5% Owner	5,370,374	53.7%

Andrew Han 32 Independence Drive New Hyde Park, NY 11040	5% Owner	1,296,296	13.0%

CH Capital, LLC (4) 18101 Von Karman Ave., Suite 330 Irvine, CA 92612	5% Owner	500,000	5.0%

Jie Geng (3) 2 Apache Court, East Brunswick, NJ 08816	5% Owner	500,000	5.0%

All Officers and Directors as a Group (2 Persons)		500,000	5.0%

(1)
Unless otherwise indicated, based on 10,000,000 shares of common stock issued and outstanding.  Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(2)
Hong Zhao, our President, Secretary, Chief Financial Officer, and Chairwoman of the Board of Directors, is a Vice President with Columbia China Capital Group, Inc.  She is the wife of James Tie Li, president of Columbia China Capital Group, Inc.

(3)
Zhiguang Zhang, our Chief Executive Officer and Director, is married to Jie Geng.  Consequently, the shares owned by each are attributed to the other.  Together, they are the beneficial owners of 1,000,000 shares or 10.0% of the Company.

(4)
Mark Stewart, the managing member of CH Capital, LLC, exercises voting and/or dispositive power over the securities held by CH Capital, LLC.  In addition, Mark Stewart is the president of Mark Stewart Securities, Inc., a registered broker-dealer.

By order of the Board of Directors

/s/ Zhiguang Zhang
Zhiguang Zhang, CEO

June [__], 2008
East Brunswick, NJ

Exhibit A

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
YAFARM TECHNOLOGIES, INC.

YAFARM TECHNOLOGIES, INC. (the “Corporation”) a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:  Pursuant to Unanimous Written Consent of the Board of Directors of the Corporation on June 12, 2008, the following amendment to the Certificate of Incorporation of the Corporation was approved:

Article “Fourth” of the Certificate of Incorporation is amended to read in its entirety as follows:

“This Corporation is authorized to issue two classes of shares of stock to be designated as “Common Stock” and “Preferred Stock”.  The total number of shares of Common Stock which this Corporation is authorized to issue is One Hundred Million (100,000,000) shares, par value $0.001.  The total number of shares of Preferred Stock which this Corporation is authorized to issue is Ten Million (10,000,000) shares, par value $0.001.

Effective [___________], 2008, the issued and outstanding shares of common stock of the Corporation shall be subject to a 1-for-4 reverse stock split.  Fractional shares will be rounded up to the next whole share.

The shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a “Preferred Stock Designation”) and as may be permitted by the General Corporation Law of the State of Delaware.  The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.  In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.  The Board of Directors also has express authority over any wholly unissued shares.”

A-1

SECOND:  That the foregoing amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent in lieu of meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:  This Certificate of Amendment shall be effective as of [______], 2008.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this [__]th day of [_________], 2008.

By:	/s/
Zhiguang Zhang,
CEO

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